Exhibit 4.7

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of July 13, 2015, among Greenleaf Power Management LLC, a Maryland limited liability company (them “Guaranteeing Subsidiary”), a direct wholly owned subsidiary of FTI Consulting, Inc., a Maryland corporation (or its permitted successor) (the “Company”), the Company and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of November 27, 2012 (the “Indenture”), providing for the issuance of 6.0% Senior Notes due 2022 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall agree to guarantee the Notes on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 8.01 of the Indenture, the parties hereto are authorized to execute and deliver this Fourth Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.      CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.      AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3.      NO RECOURSE AGAINST OTHERS. No director, manager, officer, employee, stockholder, member, general or limited partner or incorporator, past, present or future, of the Guaranteeing Subsidiary, as such or in such capacity, shall have any liability for any obligations of the Guaranteeing Subsidiary under the Note Guarantee by reason of his, her or its status as such director, manager, officer, employee, stockholder, member, general or limited partner or incorporator. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Note Guarantee.

4.      NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS FOURTH SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.      COUNTERPARTS. The parties may sign any number of copies of this Fourth Supplemental Indenture (including facsimile transmission or portable document format). Each signed copy shall be an original, but all of them together represent the same agreement.

6.      EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.      THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

FTI Fourth Supp Indenture 2022 Senior Notes	1

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

The Guaranteeing Subsidiary:

GREENLEAF POWER MANAGEMENT LLC

By:	/s/ Ronald Reno
Name:	Ronald Reno
Title:	Vice President, Chief Financial Officer and Treasurer

The Company:

FTI CONSULTING, INC.

By:	/s/ David M. Johnson
Name:	David M. Johnson
Title:	Chief Financial Officer

[SIGNATURE PAGES CONTINUE]

FTI Fourth Supp Indenture 2022 Senior Notes	2

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

The Guaranteeing Subsidiary:

GREENLEAF POWER MANAGEMENT LLC

By:	/s/ Ronald Reno
Name:	Ronald Reno
Title:	Vice President, Chief Financial Officer and Treasurer

The Company:

FTI CONSULTING, INC.

By:	/s/ David M. Johnson
Name:	David M. Johnson
Title:	Chief Financial Officer

[SIGNATURE PAGES CONTINUE]

FTI Fourth Supp Indenture 2022 Senior Notes	3

U.S. BANK NATIONAL ASSOCIATION, as trustee

FTI Fourth Supp Indenture 2022 Senior Notes	4